UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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BALLY TOTAL FITNESS HOLDING CORPORATION

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Attached hereto is a copy of Bally’s press release issued on January 11, 2006.
Important Additional Information Filed with the SEC
On December 27, 2005, as amended on January 9, 2006, Bally filed a definitive proxy statement with the SEC. The proxy statement was mailed to Bally stockholders on December 28, 2005. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders are able to obtain free copies of the Proxy Statement and other documents filed with the Securities and Exchange Commission (the “SEC”) by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.
LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S DEFINITIVE PROXY STATEMENT DATED DECEMBER 27, 2005, AS AMENDED ON JANUARY 9, 2006, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov.

Contact: BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.ballyfitness.com
Investors: Janine Warell, (773) 864-6897
Media: Matt Messinger, (773) 864-6850
Additional Investor Contacts:
Jeanne Carr/Dan Burch of MacKenzie Partners
(212) 929-5748
(212) 929-5916
FOR IMMEDIATE RELEASE
BALLY ANNOUNCES APPOINTMENT OF LEAD DIRECTOR AND ESTABLISHMENT OF SPECIAL COMMITTEE TO LEAD STRATEGIC PROCESS
Initiatives Underscore Company’s Strong Commitment to Effective Corporate Governance Practices
CHICAGO, January 11, 2006 – Bally Total Fitness (NYSE: BFT), the nation’s leader in health and fitness, today announced four initiatives to demonstrate the Company’s strong commitment to effective corporate governance practices and ensure an open and fair strategic process as Bally’s Board considers a sale or recapitalization of the Company.
The Company announced that John W. Rogers, Jr. has been appointed as Lead Director of the Bally Board to move the Company forward in close collaboration with management and the other directors. Mr. Rogers is Chairman and CEO of Ariel Capital Management, LLC, a privately owned Chicago-based money management firm with $19.4 billion in assets under management.
Bally also said it is establishing a special committee comprised of four independent directors, led by John Rogers, Jr., to manage the strategic process with J.P. Morgan Securities Inc. and The Blackstone Group, the Company’s outside financial advisors, in evaluating alternatives relative to the possible sale, recapitalization or other strategic transaction involving the Company.
The Board also said it will amend the Company’s proposed 2006 Omnibus Equity Compensation Plan to reduce the number of shares available under the Plan from 2.5 million shares to 1.75 million shares. Until the conclusion of the strategic process, Bally has agreed to restrict the use of those shares to incentive and inducement awards to retain key middle and lower level employees, not senior management.
Additionally, the Board reiterated that Bally’s management will not align itself in any way with any bidder during the process for the sale or refinancing of the Company until a winning bidder has been chosen.
“We believe today’s actions clearly demonstrate Bally’s commitment to effective corporate governance practices,” said Rogers. “I look forward to working with the rest of the independent directors and Bally’s management team in my expanded role, particularly in helping lead the execution of the Company’s strategic plan to create value for shareholders. As we approach our annual meeting, shareholders have a clear choice as they consider their proxy vote. Rather than supporting two self-interested hedge funds, we urge Bally’s shareholders to examine the facts, look at the track records of all sides, and vote to support this Board and management team so that we can continue to pursue a plan that is clearly working to create long-term value for shareholders.”
About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with nearly 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
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